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NONQUALIFIED STOCK OPTION AWARD AGREEMENT

THIS AGREEMENT (the “Award Agreement”), is made effective as of the _____ day of ________, 2006, (hereinafter called the “Date of Grant”), between Genesis Lease Limited, a Bermuda company (hereinafter called the “Company”), and _______ (hereinafter called the “Participant”):

R E C I T A L S:

WHEREAS, the Company has adopted the 2006 Genesis Lease Limited Share Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Award Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the option provided for herein (the “Option”) to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of the Option. The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of _____ Shares, subject to adjustment as set forth in the Plan. The purchase price of the Shares subject to the Option shall be $ _____ per Share (the “Option Price”). The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

2. Vesting.

(a) General. Subject to the Participant’s continued Employment, the Option shall vest and become exercisable with respect to one-third of the Shares initially covered by the Option on each of the first, second and third anniversaries of the Date of Grant.

At any time, the portion of the Option which has become vested and exercisable as described in this Section 2 is hereinafter referred to as the “Vested Portion”.

(b) Accelerated Vesting Upon Termination of Employment. The Option shall, to the extent not then vested, become immediately fully vested and exercisable upon:

(i) termination of the Participant’s Employment by the Company [CEO: on any grounds other than the grounds specified in clause 11.3 of Participant’s Employment Agreement with the Company, dated ______________, 2006] [CFO: without cause (i.e., in the absence of a breach of contract or other substantial ground for termination or dismissal), as set forth in the Participant’s Employment Agreement with the Company dated ___________, 2006], (hereinafter, “Cause”),

(ii) notwithstanding anything to the contrary in the Plan, [CFO: termination by the Participant of his Employment within six months following a Change in Control] [CEO: a Change in Control, provided that the provisions of Section 11(b) of the Plan shall not in any way operate to remove the Participant’s rights to accelerated vesting on a Change in Control], or

(iii) the Participant’s death or “Disability”.

The Vested Portion of the Option shall remain exercisable for the period set forth in Section 3(a).

3. Exercise of Option.

(a) Period of Exercise. Subject to the provisions of the Plan and this Award Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

(i) the tenth anniversary of the Date of Grant;

(ii) the date that is twelve (12) months following the date of termination of the Participant’s Employment due to death or “Disability”;

(iii) the date that is ninety (90) days following the date of termination of the Participant’s Employment for any reason [CFO Only: other than for “Cause”;] and

(iv) [CFO Only: the date of termination of the Participant’s Employment by the Company for “Cause”.]

For purposes of this Award Agreement:

“Disability” shall mean “disability” as defined in any employment agreement then in effect between the Participant and the Company or if not defined therein or if there shall be no such agreement, the inability of the Participant to perform in all material respects his duties and responsibilities to the Company, or any Subsidiary of the Company, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee and a Participant (or his representative) shall furnish the Committee with medical evidence documenting the Participant’s disability or infirmity which is satisfactory to the Committee.

(b) Method of Exercise.

(i) Subject to Section 3(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Option Price. In the event the Option is being exercised by the Participant’s representative, the notice shall be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise the Option. The payment of the Option Price may be made at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares or (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased; provided, in each case, that such method results in the Shares being issued as fully paid under Bermuda law. Neither the Participant nor the Participant’s representative shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(ii) Notwithstanding any other provision of the Plan or this Award Agreement to the contrary, the Option may not be exercised prior to (i) the Participant making or entering into any such written representations, warranties and agreements as the Committee may request in order to comply with applicable securities laws, with this Award Agreement or otherwise and (ii) the completion of any registration or qualification of the Option or the Shares under applicable securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.

(iii) Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv) In the event of the Participant’s death, the Vested Portion of the Option shall remain exercisable during the period set forth in Section 3(a) by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Award Agreement shall pass by will or by the laws of descent and distribution as the case may be. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

4. Shares underlying Awards. Unless otherwise determined by the Committee, all Shares issued upon the exercise of the Option granted hereunder shall be in the form of ADS’s.

5. No Right to Continued Employment. The granting of the Option evidenced hereby and this Award Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Participant and shall not lessen or affect any right that the Company or any Affiliate may have to terminate the Employment of such Participant.

6. Legend on Certificates. The certificates representing the Shares purchased by exercise of the Option shall be subject to such stop transfer orders and other restrictions as are required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restriction(s).

7. Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Participant’s lifetime, the Option is exercisable only by the Participant.

8. Adjustment Of Option. Any adjustments to the Option (or any of the Shares underlying the Option) shall be made in accordance with the terms of the Plan.

9. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Option, its exercise or any payment or transfer under or with respect to the Option and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

10. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with the Plan and this Award Agreement.

11. Data Protection. Participant hereby agrees to the transfer and disclosure of any personal data by the Company or any Subsidiary to any third party for the purposes of the implementation, operation and administration of the Plan and to the review of data relating to the Plan for human resources purposes. Participant further consents to the storing and processing of any personal data and to the transfer, exchange and disclosure of any personal data by and between these bodies (including third parties) for these purposes. Participant accepts that this may involve the transfer of personal data to countries outside the European Economic Area (where further processing of the data for the purposes outlined above may occur) to countries that may not have the same level of data protection laws and safeguards as are in operation in Ireland.

12. Notices. Any notification required by the terms of this Award Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

13. Entire Agreement. This Award Agreement, the Plan and to the extent expressly provided therein, Participant’s Employment Agreement with the Company dated __________, 2006 constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

14. Waiver. No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

15. Successors and Assigns. The provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Award Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

16. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF BERMUDA WITHOUT REGARD TO CONFLICTS OF LAWS.

17. Option Subject to Plan. By entering into this Award Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

18. Amendment. The Committee may amend or alter this Award Agreement and the Option granted hereunder at any time; provided that no such amendment or alteration shall be made without the consent of the Participant if such action would materially diminish any of the rights of the Participant under this Award Agreement or with respect to the Option.

19. Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

20. Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement.

By:

Agreed and acknowledged as of the date first above written: